Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Georgia Premium Income Municipal Fund
33-60534
811-7614

An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, at this meeting shareholders were asked to vote on a New Investment Management Agreement and to ratify the selection of Ernst and Young LLP as the funds independent registered public accounting firm and to elect members of the Board, (there was no solicitation to managements nominee).

To approve a
 new
investment
management
 agreement

 Common and
MuniPreferred shares
voting together as a
class

  MuniPreferred shares voting together as
 a class






   For

            2,030,867

                         -

   Against

                 76,933

                         -

   Abstain

                 71,215

                         -

   Broker Non
-Votes

               532,732

                         -

      Total

            2,711,747

                         -


Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07-012802.